Exhibit (4) Contract and Riders

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY
Home Office: Charlotte, NC
Service Center:
9735 Landmark Parkway Drive
St. Louis, MO 63127
A Stock Company



ABOUT YOUR CERTIFICATE

This is a legal certificate between you, the "owner", and TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (referred to as "WE", "US", AND "OUR" in this certificate). Please read it carefully.

This certifies that the owner of this certificate is participating under a group annuity contract. As such, the owner will be entitled to certain benefits provided under this certificate, subject to its provisions. This certificate describes the owner's rights under the group annuity contract.




RIGHT TO CANCEL
The owner may cancel this certificate by returning it to: (a) the agent or (b) Transamerica Life Insurance and Annuity Company, Annuity Service Center, 9735 Landmark Parkway Drive, St. Louis, Missouri, 63127, before midnight of the tenth day after receipt of the certificate. The return of the certificate will be effective as of the date the notice is received. We will refund an amount equal to the sum of: (i) all purchase payments allocated to the fixed account option less any withdrawals; and (ii) the variable accumulated value of the certificate.

PAYMENTS AND VALUES PROVIDED UNDER THIS CERTIFICATE WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO PAGE 7 FOR ADDITIONAL INFORMATION ON THE VARIABLE ACCOUNT.




                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY





/s/Nooruddin S. Veerjee                 /s/James W. Dederer


                          CERTIFICATE OF PARTICIPATION

                            ISSUED IN CONNECTION WITH
      GROUP FLEXIBLE PREMIUM DEFERRED ANNUITY CONTRACT FORM NO. TGP-729-100
                  VARIABLE AND FIXED DOLLAR SETTLEMENT OPTIONS
                          SEPARATE ACCOUNT INVESTMENTS
                     NON-PARTICIPATING - NO ANNUAL DIVIDENDS



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INFORMATION PAGE
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--------------------------------------------------------------- ------------------------------------------------------------
                   CERTIFICATE INFORMATION                                        BENEFICIARY INFORMATION
CERTIFICATE NUMBER:            7833354                          BENEFICIARY:               Helen L. Willis
CERTIFICATE EFFECTIVE DATE:    March 26, 1999                   DATE OF BIRTH:             January 20, 1906
INCOME TAX STATUS:             IRA                              BENEFICIARY:               N/A
INITIAL PURCHASE PAYMENT:      $2,000.00                        DATE OF BIRTH:             N/A
ANNUITY DATE:                  December 1, 2027

                      OWNER INFORMATION                                            ANNUITANT INFORMATION

OWNER:                         Nancy J. Willis                  ANNUITANT:                 Nancy J. Willis
DATE OF BIRTH:                 January 25, 1943                 DATE OF BIRTH:             January 25, 1943
TAX ID NUMBER:                 ###-##-####                      TAX ID NUMBER:             ###-##-####

                   JOINT OWNER INFORMATION                                      JOINT ANNUITANT INFORMATION

JOINT OWNER:                   None.                            JOINT ANNUITANT:           None.
DATE OF BIRTH:                 N/A                              DATE OF BIRTH:             N/A
TAX ID NUMBER:                 N/A                              TAX ID NUMBER:             N/A

                                          ALLOCATION OF INITIAL PURCHASE PAYMENT

FIXED                                                  ACCOUNT
100.00%
INITIAL INTEREST RATE                       3.0%                TOTAL ALLOCATION:                  100%
GUARANTEED MINIMUM INCOME
  BENEFIT INTEREST RATE                     6.0%






                       FOR INQUIRIES REGARDING COVERAGE OR
                         CUSTOMER SERVICE, PLEASE CALL:

                                 1-800-317-2688








CONTINUED ON THE NEXT PAGE





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INFORMATION PAGE (CONTINUED)
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                             ANNUAL CHARGES AND FEES
     CHARGES AND FEES AT THE TIME WE ISSUED THIS CERTIFICATE ARE SHOWN BELOW

MORTALITY AND EXPENSE RISK CHARGE                        [1.60% of the assets in each variable sub-account]
ADMINISTRATIVE EXPENSE CHARGE                            [0.15% of the assets in each variable sub-account]
SYSTEMATIC WITHDRAWAL FEE                                [Currently None]
ACCOUNT FEE (BEFORE THE ANNUITY DATE)                    [$25]
ANNUITY FEE (AFTER THE ANNUITY DATE)                     [$30]
GUARANTEED MINIMUM INCOME BENEFIT RIDER                  [If elected, annually an amount equal to 0.35% of the variable
FEE                                                      accumulated value, excluding the money market sub-account]
                                                         [This fee will be reflected in the daily unit value calculation]


                         CONTINGENT DEFERRED SALES LOAD

                  NUMBER OF COMPLETE YEARS                    CONTINGENT DEFERRED SALES LOAD
                  FROM RECEIPT OF PURCHASE PAYMENT            AS A PERCENTAGE OF PURCHASE PAYMENT
                  --------------------------------            -----------------------------------
                  Less than 1 year................................................9%
                  1 year but less than 2 years....................................9%
                  2 years but less than 3 years...................................8%
                  3 years but less than 4 years...................................8%
                  4 years but less than 5 years...................................6%
                  5 years but less than 6 years...................................6%
                  6 years but less than 7 years...................................4%
                  7 or more years.................................................0%

ADDITIONAL INFORMATION

         MINIMUM ADDITIONAL PURCHASE PAYMENT:                                           [$1,000   or   $50   salary
         reduction                                                                      on a TSA]

         MAXIMUM TOTAL PURCHASE PAYMENT(S):                                             [$1,000,000]

         MINIMUM ALLOCATION:                                                            [the lesser of 10% of


         purchase payments or $250]

         MINIMUM TRANSFER:                                                              [$250]

         MINIMUM ACCOUNT VALUE:                                                         [$500]


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TCG-329-100
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TABLE OF CONTENTS

INFORMATION PAGE                   2 & 2A

DEFINITIONS                        4

OWNER, ANNUITANT, BENEFICIARY      5

ESTABLISHING THIS CERTIFICATE      6

THE VARIABLE ACCOUNT               7

THE GENERAL ACCOUNT                8

TRANSFER PROVISIONS                9

WITHDRAWAL PROVISIONS              9

SETTLEMENT OPTION PROVISIONS       11

SETTLEMENT OPTION PAYMENTS         12

DEATH BENEFIT PROVISIONS           13

CHARGES, FEES AND SERVICES         15

GENERAL PROVISIONS                 16

APPENDIX - ANNUITY RATE TABLES     18




TCG-329-100
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DEFINITIONS

ACCOUNT VALUE
The sum of the variable accumulated value and the fixed account accumulated value.

ANNUITY DATE
The date the annuitization phase of this certificate begins. The annuity date is shown on the Information Page.

CASH SURRENDER VALUE
The amount we will pay to the owner if the certificate is surrendered on or before the annuity date. The cash surrender value is equal to the account value; LESS the account fee, if any; LESS any contingent deferred sales load and premium tax charges.

CERTIFICATE ANNIVERSARY
The anniversary each year of the certificate effective date as shown on the Information Page.

CERTIFICATE YEAR
The 12-month period starting on the certificate effective date and ending with the day before the certificate anniversary, and each 12-month period thereafter.

CODE
The Internal Revenue Code of 1986, as amended, and the rules and regulations issued under it.

EXTENDED CARE
Confinement in a qualifying institution for treatment prescribed by a qualifying medical practitioner.

FIXED ACCOUNT
An account which credits a rate of interest for a period of at least twelve months for each allocation or transfer.

FIXED ACCOUNT ACCUMULATED VALUE
The total dollar value of all amounts the owner allocates or transfers to any fixed account option; PLUS interest credited; LESS any amounts withdrawn, applicable fees and premium tax charges, and/or transfers out to the variable account prior to the annuity date.




TCG-329-100

GENERAL ACCOUNT
The assets of the Company that are not allocated to a separate account.

GUARANTEED INTEREST RATE
The effective annual interest rate established by the company for amounts allocated to the fixed account.

PORTFOLIO
The investment portfolio underlying each variable sub-account in which we will invest any amounts the owner allocates to that variable sub-account.

QUALIFYING INSTITUTION
A licensed hospital or licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis and daily medical records are kept for each patient. It is not a facility whose purpose is to provide accommodations, board or personal care services to individuals who do not need daily medical or nursing care, or a place mainly for rest.

STATUS (QUALIFIED AND NON-QUALIFIED)
The status shown on the Information Page. This certificate has a qualified status if it is issued in connection with a retirement plan or program. Otherwise, the status is non-qualified.

TERMINAL ILLNESS
An illness or physical condition which is reasonably expected to result in death within 12 months from the date a qualifying medical professional certifies to such fact.

TREATMENT
Treatment is the rendering of medical care or advice. Treatment must relate to a specific medical condition and includes diagnosis and subsequent care. Treatment does not include routine monitoring unless medically necessary.

VALUATION DAY
Any day the New York Stock Exchange is open. To determine the value of a variable account asset on a day that is not a valuation day, we will use the value of that asset as of the end of the next valuation day.

VALUATION PERIOD
The time interval between the closing (generally 4:00 p.m. Eastern Time) of the New York Stock Exchange on consecutive valuation days.

VARIABLE ACCOUNT
The variable account (separate account VA-8) is a separate account established and maintained by us for the investment of a portion of our assets.

VARIABLE ACCUMULATED VALUE
The total dollar value of all variable accumulation units under this certificate prior to the annuity date.

VARIABLE ACCUMULATION UNIT
A unit of measure used to determine the variable accumulated value before the annuity date. The value of a variable accumulation unit varies with each variable sub-account.

VARIABLE SUB-ACCOUNTS
One or more divisions of the variable account each of which invest solely in shares of one of the portfolios. The variable sub-accounts selected by the owner are shown on the Information Page.

OWNER, ANNUITANT, BENEFICIARY

OWNER (JOINT OWNERS)
The person(s) named on the Information Page who, while living, controls all rights and benefits under this certificate. If the owner is a trust that allows a person(s) other than the trustee, for the sole benefit of the annuitant for purposes of the death benefit, to exercise the ownership rights under this certificate, such person(s) must be named annuitant(s) and will be treated as the owner.

Joint owners, if named, share this annuity contract equally. Both owners must exercise ownership rights together. If either joint owner dies, all ownership rights will belong solely to the surviving owner.

The owner(s) is entitled to designate the annuitant, beneficiary or other payee, settlement option, and annuity date. The owner must notify us at our service center to make changes to these designations in a form and manner acceptable to us.

ANNUITANT (JOINT ANNUITANT)
The person(s) named on the Information Page whose age and sex is used to determine the amount of settlement option payments on the annuity date. If a joint annuitant is named, that joint annuitant must be the annuitant's spouse. The joint annuitant will become the annuitant if the annuitant dies. If there is no joint annuitant and the annuitant dies, an individual owner will become the new annuitant until the owner names another annuitant.

If the owner is an individual, the annuitant(s) may be changed by the owner at any time before


TCG-329-100
the annuity date. Any such change will be subject to the then current underwriting requirements. We reserve the right to reject any change of the annuitant(s) which has been made without our prior written consent.

If the owner is not an individual, the annuitant(s) may not be changed.

BENEFICIARY
The person(s) named on the Information Page who is designated to receive the amounts payable under this certificate if:

         The owner dies before the annuity date and there is no joint owner; or

         The owner dies after the annuity date and settlement option payments have begun under a selected settlement option that guarantees payments for a certain period of time.

The interest of any beneficiary who dies before the owner will terminate at time of death of such beneficiary.

A  beneficiary  may be named or  changed  at any  time.  Any  change  made to an
irrevocable   beneficiary   must  also  include  the  written   consent  of  the
beneficiary, except as otherwise required by law.

If more than one beneficiary is named, each named beneficiary will share equally in any benefits or rights granted by this certificate unless the owner gives us other instructions at the time the beneficiaries are named.

ESTABLISHING THIS CERTIFICATE

This certificate was established on the certificate effective date shown on the Information Page.

Any time before the annuity date the owner may make additional purchase payments to this certificate. We reserve the right not to accept additional purchase payments beyond certain attained ages of the owner or annuitant. The owner may allocate purchase payments to one or more of the variable sub-accounts or to any fixed account option we offer at the time we receive a purchase payment. We reserve the right to limit the total number of investment options that may be chosen over the lifetime of the certificate.

All purchase payments are subject to the conditions listed below.

PURCHASE PAYMENT PROVISIONS
PAYMENT AND ACCEPTANCE OF PURCHASE PAYMENTS
Purchase payments are payments the owner makes to us for the benefits under this certificate. All purchase payments must be made to either an agent designated by us or our service center.

The initial purchase payment, as shown on the Information Page, will be held in the money market sub-account during the free-look period. After the free-look period, the dollar value of the variable accumulation units held in the money market sub-account will be credited to the variable sub-accounts and/or the fixed account option according to the owner's instructions.

Additional purchase payments will be credited on the date we receive them at our service center and are subject to the conditions listed below. Purchase payments must:

         Meet the additional payment minimum shown on the Information Page;

         Not exceed any federal or state limitations; and

         Not exceed the maximum total purchase payment amount, as shown on the Information Page, without our prior approval.









TCG-329-100
We may return to the owner any purchase payments that do not meet the conditions described in this section.

ALLOCATING EACH PURCHASE PAYMENT
Allocations the owner makes to the variable sub-accounts and fixed account option are subject to the following conditions. The owner must allocate:

         In whole number percentages;

         Not less than the minimum allocation, as shown on the Information Page.

The owner may change allocation elections for future purchase payments any time before the annuity date by notifying us at our service center.

CONTINUATION OF THIS CERTIFICATE
If the owner stops making additional purchase payments to this certificate, the provisions of the certificate will continue in force until all values have been distributed. The owner may exercise all ownership rights under this certificate during that time, including making withdrawals and applying the annuity amount, as defined in the settlement option provisions section, to provide payments under a settlement option described in this certificate.

THE VARIABLE ACCOUNT


The variable account is a separate investment account established and maintained by the Company for the investment of a portion of our assets pursuant to North Carolina Insurance Law. We will use the assets of the variable account to buy shares in the various portfolios. Purchase payments allocated or transfers made to one or more variable sub-accounts will become a part of the variable account.

The assets of the variable account are owned by us. The assets in the variable account are not chargeable with liabilities arising out of any other business we conduct, except to the extent that they exceed the reserves and other liabilities of the variable account. The assets of the variable account maintained under this certificate will be kept separate from the assets held in our general account.

VARIABLE SUB-ACCOUNTS
The variable account is composed of a number of variable sub-accounts. The investment performance of each variable sub-account is linked directly to the investment performance of the underlying portfolio.

We cannot and do not guarantee that any of the variable sub-accounts will always be available for investment. We reserve the right, subject to compliance with applicable federal or state law, rules or regulations, to add, delete, or substitute the variable sub-accounts or the portfolio shares held by a variable sub-account, if we believe that further investment in the shares is no longer appropriate or shares in a portfolio become no longer available for investment. We will send written notification to the owner of such changes.

VARIABLE ACCUMULATION UNIT
A variable accumulation unit is a unit of measure we use to determine the variable accumulated value each day before the annuity date. The variable accumulated value is the total dollar value of all variable accumulation units for each variable sub-account. The value of a variable accumulation unit varies with each variable sub-account.



TCG-329-100
Purchase payments allocated or transfers made to a variable sub-account are credited to the variable accumulated value in the form of variable accumulation units. Transfers, withdrawals, or fees made from a variable sub-account will result in the cancellation of variable accumulation units. Each time a purchase payment is allocated or a transfer is made to a variable sub-account, the number of variable accumulation units credited will be determined. We will determine the number of variable accumulation units by dividing the total amount allocated by the value of that variable sub-account's variable accumulation unit for the valuation day on which either we received the purchase payment allocation or transfer request at our service center.

The value of a variable accumulation unit for each variable sub-account is determined by multiplying the value of that unit at the end of the prior valuation period by the net investment factor of the variable sub-account for the valuation period. The value of a variable accumulation unit may increase or decrease.

NET INVESTMENT FACTOR
The net investment factor is the formula that measures the investment performance of a variable sub-account from one valuation period to the next. For any variable sub-account, the net investment factor for a valuation period is determined by dividing (A) by (B), then subtracting (C) where;

(A) IS The net asset value per share held in the variable sub-account, as of the end of the valuation period; PLUS

The per-share amount of any dividend or capital gain distributions if the "ex-dividend" date occurs in the valuation period; PLUS

A per-share charge or credit as of the end of the valuation period for tax reserves for realized and unrealized capital gains, if any.

(B) IS The net asset value per share held in the variable sub-account as of the end of the prior valuation period.

(C) IS The daily mortality and expense risk charge

multiplied by the number of calendar days in the current valuation period; PLUS

The daily administrative expense charge multiplied by the number of calendar days in the current valuation period.

THE FIXED ACCOUNT




The Company's fixed account includes all assets not allocated to one of the Company's separate accounts.

FIXED ACCOUNT
CREDITING OF INTEREST
We will establish effective annual rates of interest for any amounts allocated or transferred to the fixed account from time to time. Any purchase payment allocation or transfer to the fixed account will be credited interest at the rate applicable for its class. We guarantee that the rate of interest in effect for any amounts allocated or transferred will remain in effect for at least twelve months from the date such allocation or transfer is made. At any time after the end of the twelve month period for a particular allocation, we may change the annual rate of interest without prior notice. We guarantee that any subsequent change in the annual rate of interest will remain in effect for a minimum of twelve months from the effective date of change.

Interest will be credited on a daily basis at a daily rate which is equivalent to the effective annual interest rate for that allocation. The effective annual interest rate applicable to an allocation will never be less than 3% annually.

TRANSFER LIMITATIONS
Transfers to and from the fixed account are subject to the following conditions:

         The minimum amount that may be transferred to or from the fixed account is shown on the Information Page.

         Amounts from the fixed account may not be transferred to any variable sub-account as identified by us whose underlying portfolio's assets consist of more than 50% investment in income producing securities, such as the money market accounts, certificates of deposit, U.S. Treasury or other U.S. Government securities, bonds or any other fixed income investment.

         Each time an amount is transferred from the fixed account into the variable account, the owner may not transfer any amounts back to the fixed account for six months following the date of the original transfer.

TRANSFER PROVISIONS

The owner may transfer all or a portion of the account value between and among the variable sub-accounts and the fixed account option subject to the limitations as described in this section and the fixed account section of this certificate.

All transfer requests must specify (a) the amount of the transfer; (b) the variable sub-account or fixed account option from which the transfer is to be made; and (c) the variable sub-account or fixed account option which is to receive the transfer. All transfers will be made as of the valuation day we receive the request at our


TCG-329-100

service center. We reserve the right to modify, restrict, suspend or eliminate the transfer privileges at any time and for any reason.

After the annuity date, transfers are only permitted if a variable payment option is elected. Such transfers among the variable sub-accounts are limited to four (4) per certificate year. We reserve the right to change the number of transfers available after the annuity date.

The minimum amount that may be transferred from a variable sub-account or the fixed account is the minimum transfer amount shown on the Information Page or the entire value of the variable sub-account or fixed account from which the transfer is being made. The minimum amount that may be initially allocated or transferred into a variable sub-account or the fixed account is shown on the Information Page. We reserve the right to waive the minimum(s) in connection with certain options offered with this certificate.

WITHDRAWAL PROVISIONS

Before the annuity date and subject to the conditions below the owner may:

         Withdraw a portion of the account value for cash subject to any applicable contingent deferred sales load and premium tax charges; or

          Automatically withdraw a portion of the account value by electing the systematic withdrawal option; or

         Withdraw the cash surrender value and terminate this certificate.

Any amount withdrawn that exceeds the allowed amount, as described below, may be subject to a contingent deferred sales load. All withdrawals will be made first from earnings and then from purchase payments on a first in, first out basis. Withdrawal will be subject to any withdrawal limitations imposed under applicable federal or state law, rules or regulations.

PARTIAL WITHDRAWAL PROVISIONS

Partial withdrawals taken from the variable sub-accounts or fixed account options are subject to a minimum withdrawal amount equal to the lesser of $250 or the entire value of the variable sub-account or fixed account from which the withdrawal is being made. We reserve the right to limit the number of partial withdrawals that may be taken from the fixed account option in any certificate year. We reserve the right not to process any withdrawal if the resulting account value is below the minimum, as shown on the Information Page.

SYSTEMATIC WITHDRAWAL OPTION
The owner may elect to automatically receive a series of partial withdrawals under the systematic withdrawal option subject to the following conditions:

         Systematic withdrawals may be subject to a fee as described in the charges, fees and services section of this certificate.

         Systematic withdrawals may only be taken from variable sub-accounts and fixed account option as designated by us from time to time. We reserve the right to prospectively change such designations.

         Each systematic withdrawal must be for at least $100.

The owner may terminate systematic


TCG-329-100

withdrawals at any time by notifying us at our service center. Once the option has been terminated, it may not be elected again for a twelve month period. Systematic withdrawals will automatically terminate if the certificate is annuitized, surrendered or otherwise distributed as a result of the owner's death.

SURRENDER OF THIS CERTIFICATE
The owner may surrender this certificate to us for its cash surrender value on or before the annuity date.

Payment of the cash surrender value to the owner will be in full settlement of our liability under the certificate.

For the first certificate year, the allowed amount is equal to the greater of:

         Accumulated earnings not previously withdrawn; or

         10% of purchase payments received as of the time of the first withdrawal, less any previous withdrawals taken that certificate year.

Previous withdrawals include partial withdrawals and certain scheduled withdrawals, such as systematic withdrawals. Any amounts that exceed the allowed amount will be subject to a contingent deferred sales load. No contingent deferred sales load will be charged on any withdrawal after the fourteenth
(14th) certificate anniversary.

CONTINGENT DEFERRED SALES LOAD
A contingent deferred sales load may apply when a withdrawal from, or surrender of, this certificate occurs. For purposes of determining the contingent deferred sales load, all withdrawals are made first from earnings and then from purchase payments on a first-in, first-out basis.

The applicable contingent deferred sales load percentages, as shown on the Information Page, are based on the number of complete years from receipt of the purchase payment to the date of withdrawal.

WAIVER OF CONTINGENT DEFERRED SALES LOAD
At the end of the free look period or 30 days after the certificate effective date, whichever is later, the owner may make withdrawals up to the allowed amount each certificate year before the annuity date without incurring a contingent deferred sales load.

The allowed amount is equal to the greater of:
         Accumulated earnings not previously withdrawn; or 10% of purchase payments received less than seven years old as of the last certificate anniversary, less any previous withdrawals taken in that certificate year.

We will also waive the contingent deferred sales load:

         On the allowed amount.

         Upon annuitization on or after the first certificate anniversary, if the selected settlement option involves life contingencies.

         Upon annuitization at age 95 or over.

         Upon the owner's death before the annuity date.

No additional purchase payments will be accepted after you have exercised a waiver for Extended Care and Terminal Illness. Any waiver as described herein, is in addition to the waiver provided under the withdrawal of funds without charges provision of the certificate.

WAIVER FOR EXTENDED CARE AND TERMINAL ILLNESS
We will waive contingent deferred sales load charges after the first certificate year if:

         The owner receives extended care in a qualifying institution from a qualifying medical professional for at least 60 consecutive days and the request for the withdrawal or surrender together with proof of such extended care is received within 90 days after the owner received extended care treatment; or

         The owner receives medically required care from a hospice or home health care service for at least 60 consecutive days. Such in-home care must be certified by a qualifying medical professional. Other evidence may also be required, such as evidence of Medicare eligibility; or

         The owner is diagnosed with a terminal illness and we receive the withdrawal request and proof of terminal illness.

None of the benefits described above will apply if the owner was confined in a Qualifying Institution, receiving home health care services or diagnosed with a terminal illness on the certificate effective date.

No additional purchase payments will be accepted after you have exercised this benefit. Any waiver exercised under this benefit is in addition to the waiver provided under the Waiver of Contingent Deferred Sales Loan provision.

SETTLEMENT OPTION PROVISIONS

         On the annuity date, we will apply the annuity amount, as defined below, to provide payments under the settlement option selected by the owner. The first settlement option payment will be made 30 days after the annuity date.

     Settlement option payments may be made in monthly, quarterly, semi-annual or annual installments as selected by the owner.

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           PAGE 10

The owner may change the annuity date settlement option or payment mode by notifying our service center at least 30 days in advance of the annuity date.

The annuity date must be no later than the first day of the calendar month immediately preceding the month of the annuitant's or joint annuitant's 95th birthday; and

The annuity date may not be earlier than he first day of the calendar month coinciding with the first certificate anniversary.

After the annuity date, we will not allow the owner to make:

         Any changes to either the settlement or payment option;

         Additional purchase payments; or

         Any further withdrawals.

ANNUITY AMOUNT
The annuity amount we will apply to provide payments is equal to the account value, LESS any contingent deferred sales load, and LESS any premium tax charges.

MINIMUM REQUIREMENTS
We reserve the right to offer a less frequent mode of payment than the mode selected by the owner or make a cash payment to the owner equal to the cash surrender value if:

         The annuity amount is less than $5,000; or

         The amount of the first fixed payment is less than $150; or

         The amount of monthly payments from each variable sub-account is less than $75.

If we make such a cash payment it will be in full settlement of our liability under this certificate.

SETTLEMENT OPTIONS
The settlement options the owner may choose from are listed below. For any settlement option involving life contingencies, it is possible that no settlement option payments will be made from this certificate if, after the annuity date but before the first settlement option payment is made, the annuitant and joint annuitant or contingent annuitant, as applicable, dies.




TCG-329-100
LIFE ANNUITY
Provides payments to the owner for as long as the annuitant lives. Payments will end with the payment due just before the annuitant's death and there is no provision for a death benefit payable to a beneficiary.

LIFE ANNUITY WITH PERIOD CERTAIN
Provides  payments to the owner for the longer of: a) the  annuitant's  life; or
(b) the period certain. The period certain may be 60, 120, 180 or 240 months. If the annuitant dies during the period certain, payments will continue until the end of the period certain.

LIFE AND CONTINGENT ANNUITY
Provides payments to the owner for as long as the annuitant lives. If the annuitant dies, payments will continue for as long as the contingent annuitant lives in an amount equal to 50%, 66 2/3% or 100% of the original payment, as selected. Payments will then end with the payment due just before the contingent annuitant's death.

JOINT AND SURVIVOR ANNUITY
Provides payments to the owner for as long as the survivor of the annuitant or joint annuitant lives. After the first annuitant dies, payments will continue for as long as the survivor lives in an amount equal to 50%, 66 2/3% or 100% of the original payment, as selected. Payments will then end with the payment due just before the death of the survivor.

PERIOD CERTAIN ONLY
Payments start on the first day of the month immediately following the annuity date, if the annuitant is living. The period certain may be 60, 120, 180 or 240 months. If the annuitant dies after all payments have been made for the period certain, payments will cease with the payment that is paid just before the annuitant dies. No death benefit will then be payable to the beneficiary. If the annuitant dies during the period certain, the rest of the period certain payments will be made to the beneficiary unless you provide otherwise.

OTHER FORMS OF PAYMENT
Payments can be provided under other settlement options not described in this section. Contact our service center for more information.

SETTLEMENT OPTION PAYMENTS

         Settlement option payments may be fixed or variable or a combination of both.
         The fixed payment option provides for settlement option payments that remain constant and are not affected by the investment performance of the variable sub-accounts.
         The variable payment option provides for settlement option payments that vary based on the investment performance of the variable sub-account(s) selected by the owner. These payments may increase, decrease or remain the same.

FIXED PAYMENT OPTION
AMOUNT OF FIXED PAYMENT
The owner may elect to have all or a portion of the annuity amount applied to provide fixed payments. On the annuity date, we will determine the dollar amount of the fixed payments by applying the portion of the annuity amount allocated to provide fixed payments as a single payment based on the settlement option chosen and the age and sex of the annuitant(s), using the appropriate guaranteed annuity rate tables. If required by law, we will use the appropriate unisex guaranteed annuity rate tables. The monthly annuity rate tables are contained in the appendix.

VARIABLE PAYMENT OPTION
AMOUNT OF FIRST VARIABLE PAYMENT
The owner may elect to have all or a portion of the annuity amount applied to provide settlement option payments that vary based on the investment performance of selected variable sub-accounts. The amount of the first variable payment will be equal to the benefit that could be purchased by applying the portion of the annuity amount allocated to provide the variable payments as a single payment based on the settlement option chosen and age and sex of the annuitant(s) using the appropriate guaranteed annuity rate tables. If required by law, we will use the appropriate unisex guaranteed annuity rate tables. The monthly annuity rate tables are contained in the appendix.

AMOUNT OF SUBSEQUENT VARIABLE PAYMENTS
We determine the dollar amount of the second and subsequent variable payments by first identifying the number and value of the variable annuity units for each variable sub-account. Variable annuity units are the unit of measure used to determine such payments. For each





TCG-329-100
payment we multiply the number of variable annuity units by the value of the variable annuity units for each variable sub-account.

The number of variable annuity units for each variable sub-account will remain the same for the second and subsequent variable payments (unless amounts are transferred to or from a variable sub-account) and the value of the variable annuity units in each variable sub-account will vary. As a result of the variation in the value of variable annuity units for each variable sub-account between payments, the dollar amount of each variable payment after the first may increase, decrease or remain the same.

NUMBER OF VARIABLE ANNUITY UNITS
The number of variable annuity units for each variable sub-account is determined by dividing the first variable payment by the value of the variable annuity units of each variable sub-account on the annuity date.

VALUE OF VARIABLE ANNUITY UNITS
The variable annuity unit values depend on the net investment factor and the assumed interest rate. The value of a variable annuity unit for each variable sub-account for any valuation day is equal to (A) times (B) times (C), where:

(A) is the variable annuity unit value on the immediately preceding valuation day;

(B) is the net investment factor (determined in accordance with the net investment factor provision on Page 7), for the valuation period just ended; and

(C) is the investment result adjustment factor (.99989255)n, which recognizes an assumed interest rate of 4% per year. The Company reserves the right to offer other assumed interest rates with appropriate investment result adjustment factors. The "n" in the investment result adjustment factor is the number of days since the preceding valuation day.


Once settlement option payments begin, we guarantee the amount of each variable payment will not be affected by variations in expenses or mortality experience.

DEATH BENEFIT PROVISIONS

We must distribute death benefits or continue making settlement option payments under this certificate according to the requirements of Code Section 72(s) as long as this certificate is in force or benefits remain to be paid.

We will not accept any additional purchase payments after the death of the owner or joint owner.

If any ownership change is made, the death benefit under this certificate may be reduced in accordance with our then current underwriting rules. Such reduction will never decrease the death benefit below the account value.

We must receive proof of death before any benefits are distributed from this certificate. Proof of death acceptable to us includes:

         A certified copy of a death certificate
         A certified copy of a court decree stating the cause of death A written statement by a medical doctor who attended the deceased Any other proof or documents we may require.

AMOUNT OF DEATH BENEFIT
If the owner or joint owner dies before the annuity date and neither the deceased owner nor the joint owner had attained the age of 71, the guaranteed minimum death benefit is equal to the greatest of (A), (B) and (C) where:

(A) is the account value; and

(B) is 100% of purchase payments, LESS the sum of all withdrawals taken, any contingent deferred sales load on such withdrawals and any applicable premium tax charges; and

(C) is the highest account value on any certificate anniversary before or on the earlier of the owner's or joint owner's 70th birthday, the sum of all purchase payments received since that certificate anniversary, less the sum of all withdrawals taken, any contingent deferred sales load on such withdrawals and any applicable premium tax charges since that anniversary.

The guaranteed minimum death benefit will be determined as of the end of the valuation period during which our service center receives both proof of death of the owner or joint owner and the written notice of the form of benefit elected by the person to whom the death benefit is payable.

AMOUNT OF DEATH BENEFIT AFTER THE OWNER OR JOINT OWNER ATTAINS AGE 70 If the owner or joint owner dies before the


TCG-329-100
annuity date and either the deceased owner or surviving owner had attained the age of 70, the death benefit is equal to the greater of:

(A)      the account value; or
(B) the guaranteed minimum death benefit at age 70; plus the total of all purchase payments made since age 70, less the sum of all withdrawals taken, any contingent deferred sales loads on such withdrawals and any applicable premium tax charges.

DEATH OF OWNER OR JOINT OWNER BEFORE THE ANNUITY DATE
If the owner or joint owner dies before the annuity date, we will pay the death benefit as specified in this section. The entire death benefit must be distributed within five years after the owner's death. If the owner is not an individual, an annuitant's death will be treated as the death of the owner as provided in Code Section 72(s)(6). This certificate will remain in force with the annuitant's surviving spouse as the new annuitant if:

This certificate is owned by a trust; and

         The beneficiary shown on the Information Page is either the annuitant's surviving spouse, or a trust holding the certificate solely for the benefit of such spouse.

The manner in which we will pay the death benefit depends on the status of the person(s) involved in this certificate. The death benefit will be payable to the first person from the applicable list below:

IF THE OWNER IS THE ANNUITANT:
         The joint owner, if any
         The beneficiary, if any

IF THE OWNER IS NOT THE ANNUITANT:
         The joint owner, if any
         The beneficiary, if any
         The annuitant;
         The joint annuitant; if any

IF THE DEATH BENEFIT IS PAYABLE TO THE OWNER'S SURVIVING SPOUSE, (or to a trust for the sole benefit of such surviving spouse), we will continue this certificate with the owner's spouse as the new annuitant (if the owner was the annuitant) and the new owner (if applicable), unless such spouse selects another option as provided below.

IF THE DEATH BENEFIT IS PAYABLE TO SOMEONE OTHER THAN THE OWNER'S SURVIVING SPOUSE, we will pay the death benefit in a lump sum payment to, or for the benefit of, such person within five years after the owner's death, unless such person(s) selects another option as provided below.

IN LIEU OF THE AUTOMATIC FORM OF DEATH BENEFIT SPECIFIED ABOVE, the person(s) to whom the death benefit is payable may elect to receive it:

         In a lump sum; or

         As settlement option payments, provided the person making the election is an individual. Such payments must begin within one year after the owner's death and must be in equal amounts over a period of time not extending beyond the individual's life or life expectancy.

Election of either option must be made no later than 60 days prior to the one year anniversary of the owner's death. Otherwise, the death benefit will be settled under the appropriate automatic form of benefit specified above.

IF THE PERSON TO WHOM THE DEATH BENEFIT IS PAYABLE DIES before the entire death benefit is paid, we will pay the remaining death benefit in a lump sum to the payee named by such person or, if no payee was named, to such person's estate.

IF THE DEATH BENEFIT IS PAYABLE TO A NON-INDIVIDUAL (subject to the special rule for a trust for the sole benefit of a surviving spouse), we will pay the death benefit in a lump sum within one year after the owner's death.

IF THE ANNUITANT DIES BEFORE THE ANNUITY DATE
If an owner and an annuitant are not the same individual and the annuitant (or the last of joint annuitants) dies before the annuity date, the owner will become the annuitant until a new annuitant is selected.

DEATH AFTER THE ANNUITY DATE
If an owner or an annuitant dies after the annuity date, any amounts payable will continue to be distributed at least as rapidly as under the settlement and payment option then in effect on the date of death.

Upon the owner's death after the annuity date, any remaining ownership rights granted under this certificate will pass to the person to whom the death benefit would have been paid if the owner had died before the annuity date, as specified above.

SURVIVAL PROVISION
The interest of any person to whom the death benefit is payable who dies at the time of, or within 30 days after, the death of the owner will also terminate if no benefits have been paid to such beneficiary, unless the owner had given us written notice of some other arrangement.

CHARGES, FEES AND SERVICES

PREMIUM TAX CHARGE
Some jurisdictions impose on us a premium tax on annuities. If a premium tax is imposed, we reserve the right to deduct this amount from purchase payments or account value, as appropriate. For purposes of this certificate,


TCG-329-100
premium tax charges include retaliatory taxes or other similar taxes.

MORTALITY AND EXPENSE RISK CHARGE
The amount of the annual mortality and expense risk charge is shown on the Information Page.

The mortality and expense risk charge will be deducted on a daily basis from the assets in each variable sub-account as part of the calculation of the variable accumulation unit.

ADMINISTRATIVE EXPENSE CHARGE
The amount of the annual administrative expense charge on the certificate effective date is shown on the Information Page. The administrative expense charge will be deducted on a daily basis from the assets in each variable sub-account as part of the calculation of the variable accumulation unit.

ACCOUNT FEE
Before the annuity date, an annual account fee will be deducted from the account value on the last business day of each certificate year and if different, the date the certificate is surrendered.


The amount of the annual account fee on the certificate effective date is shown on the Information Page. The account fee will be deducted on a pro rata basis from the account value.

ANNUITY FEE
After the annuity date, an annual fee equal to the amount shown on the Information Page will be deducted in equal amounts from distributions made under the variable payment option. We reserve the right to waive this fee.

STATEMENTS OF ACCOUNT
At least once during each certificate year, we will send the owner a statement of account reflecting the account value of the certificate. Statements of account will cease to be provided to the owner after the annuity date.

GENERAL PROVISIONS
ENTIRE CERTIFICATE
This certificate and any attached endorsements and riders are the entire certificate.

MISSTATEMENT OF AGE AND SEX
If the age or sex of the annuitant(s) and/or of any other measuring life has been misstated, the settlement option payments payable under this certificate will be whatever the annuity amount would provide for the correct age or sex of the annuitant(s) and/or of any other measuring life on the annuity date. Any underpayment by us, as a result of such misstatement, will be paid in a lump sum on the next settlement option payment made by us, and any overpayment will be deducted from the current or succeeding payments.

PROOF OF EXISTENCE AND AGE
Before making any payment under this certificate, we may require proof of the existence and age of the owner, the annuitant and/or any other measuring life. We may also require other information in order to provide benefits under the certificate.

CHANGES
No provision of this certificate may be changed or waived unless done in writing and signed by two of our authorized officers. We will not make any change that reduces the amounts


TCG-329-100

payable under this certificate unless the change is required by law. We will provide the owner a copy of any changes we make to this certificate.

INCOME TAX QUALIFICATION
This contract is intended to qualify as an annuity certificate for federal income tax purposes. All provisions in this certificate will be interpreted to maintain such tax qualification. We may make changes in order to maintain this qualification or to conform this certificate to any applicable changes made in the tax qualification requirements. We will provide the owner with a copy of any changes we make to this certificate.

INCONTESTABILITY
THIS ANNUITY CERTIFICATE IS INCONTESTABLE FROM THE CERTIFICATE EFFECTIVE DATE.

ADMINISTRATIVE ERROR
This group annuity certificate states the amount of annuity benefits to be provided thereunder. No action by the Company, whether by mistake or otherwise, will convey any greater or lesser benefit other than that which was applied for, and for which premiums have been paid.

ASSIGNMENT OF THIS CERTIFICATE
To make ownership changes or assign rights to another person, the owner must notify us at our service center. An assignment or ownership change is not binding on us until we receive the necessary documentation and acknowledge the request. We are not responsible for the validity or effect - tax or otherwise - of any assignment or ownership change. If an ownership change is made, the death benefit under this certificate may be reduced in accordance with our then current underwriting rules. Such reduction will never decrease the death benefit below the account value.

PAYMENTS BY/TO THE COMPANY
All purchase payments paid to us or amounts paid by us from this certificate will be made in the legal currency of the United States of America.

DELAY OF PAYMENT OR TRANSFER
Except as provided below, we will pay amounts due from this certificate within five (5) days of the date our service center receives both the request for such amount and all the necessary requirements in a form and manner acceptable to us.

We reserve the right to delay the payment of any benefits payable, amounts withdrawn or transfers requested from the variable account due to: (a) the closure of the New York Stock Exchange for reasons other than usual weekends, holidays or if trading on such Exchange is restricted; (b) the existence of an emergency as defined by the Securities and Exchange Commission of the United States Government or restrictions of trading by the Commission; or (c) delays permitted by the Securities and Exchange Commission for the protection of security holders.

We further reserve the right to delay payment of any withdrawal from the fixed account options for up to six months after we receive the request for withdrawal. If we delay payment for more than 30 days, we will pay interest as provided in this certificate on the withdrawal amount up to the date of payment.

MINIMUM BENEFITS
Any settlement option payments, cash surrender value or death benefits that may be available under this certificate will not be less than the minimum benefits required by any statute of the jurisdiction in which this certificate was issued.

PROTECTION OF BENEFITS/PROCEEDS
To the extent permitted by law, no payment of benefits or interest will be subject to the claim(s) of any creditor of any owner, annuitant or beneficiary or to any claim or process of law against any owner, annuitant or beneficiary.

NON-PARTICIPATING
This certificate is classified as a non-participating certificate. It does not participate in our profits or surplus, and therefore no dividends are payable.

TCG-329-100
Page 16
Page 15

                                    APPENDIX

                               ANNUITY RATE TABLES

APPLICABILITY OF RATES - The guaranteed annuity rates contained in TABLES I, II and III will be used to provide a minimum guaranteed monthly annuity under the fixed annuity payment option. The annuity rates contained in TABLES IV, V and VI will be used to determine the first monthly annuity payment under the variable annuity payment option.

The rates contained in this certificate are for each $1,000 applied under the applicable settlement option and do not include any applicable premium tax charges. Any applicable premium tax charges will be withdrawn as described in the premium tax charge provision of the certificate.

TABLES I and II under the fixed annuity payment option and TABLES IV and V under the variable annuity payment option, as applicable, will be used for all settlement options, subject to any limitations imposed under: (a) a retirement plan or program under which this certificate is issued; or (b) applicable federal or state law, rules or regulations which restrict the use of such rates. If any federal or state law, rules or regulations prohibits the use of the rates provided under these Tables, then the annuity rates provided under TABLES III and VI, as applicable, will be used.

RATES NOT SHOWN - Any rates not shown in the Tables contained in this certificate will be provided by us upon request.


TCG-329-100
Page 17
Page 15



                              APPENDIX (CONTINUED)

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION

                              TABLE I - MALE RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   3.76                       3.76              3.75              3.73
                  41                   3.80                       3.79              3.78              3.76
                  42                   3.84                       3.83              3.82              3.80
                  43                   3.88                       3.87              3.86              3.83
                  44                   3.93                       3.92              3.90              3.87
                  45                   3.97                       3.96              3.94              3.91
                  46                   4.02                       4.01              3.98              3.95
                  47                   4.07                       4.06              4.03              3.99
                  48                   4.13                       4.11              4.08              4.03
                  49                   4.18                       4.16              4.13              4.08
                  50                   4.24                       4.21              4.18              4.13
                  51                   4.30                       4.27              4.23              4.17
                  52                   4.37                       4.33              4.29              4.22
                  53                   4.43                       4.40              4.34              4.28
                  54                   4.51                       4.46              4.41              4.33
                  55                   4.58                       4.53              4.47              4.38
                  56                   4.66                       4.60              4.54              4.44
                  57                   4.74                       4.68              4.60              4.50
                  58                   4.83                       4.76              4.67              4.56
                  59                   4.92                       4.84              4.75              4.61
                  60                   5.02                       4.93              4.83              4.68
                  61                   5.12                       5.02              4.90              4.74
                  62                   5.23                       5.12              4.99              4.80
                  63                   5.34                       5.22              5.07              4.87
                  64                   5.47                       5.33              5.16              4.93
                  65                   5.60                       5.45              5.25              5.00
                  66                   5.74                       5.57              5.35              5.06
                  67                   5.90                       5.69              5.45              5.12
                  68                   6.06                       5.83              5.55              5.18
                  69                   6.24                       5.97              5.64              5.24
                  70                   6.43                       6.11              5.74              5.30
                  71                   6.63                       6.26              5.84              5.35
                  72                   6.84                       6.42              5.95              5.41
                  73                   7.07                       6.58              6.05              5.45
                  74                   7.32                       6.74              6.14              5.50
                  75                   7.58                       6.91              6.24              5.54
                  76                   7.86                       7.08              6.33              5.57
                  77                   8.16                       7.26              6.42              5.61
                  78                   8.48                       7.43              6.50              5.63
                  79                   8.83                       7.61              6.58              5.66
                  80                   9.20                       7.79              6.65              5.68
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table I, is the 1983a Annuity Mortality Table for males, without projection, set back 5 years, with an interest rate of 3.5% per annum.




TCG-329-100
Page 18
Page 15




                              APPENDIX (CONTINUED)

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION

                             TABLE II - FEMALE RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   3.58                       3.58              3.57              3.56
                  41                   3.61                       3.60              3.60              3.59
                  42                   3.64                       3.64              3.63              3.62
                  43                   3.67                       3.67              3.66              3.65
                  44                   3.71                       3.70              3.69              3.68
                  45                   3.74                       3.74              3.73              3.71
                  46                   3.78                       3.77              3.76              3.75
                  47                   3.82                       3.81              3.80              3.78
                  48                   3.86                       3.85              3.84              3.82
                  49                   3.90                       3.89              3.88              3.86
                  50                   3.95                       3.94              3.92              3.90
                  51                   4.00                       3.98              3.97              3.94
                  52                   4.05                       4.03              4.01              3.98
                  53                   4.10                       4.08              4.06              4.03
                  54                   4.15                       4.14              4.11              4.08
                  55                   4.21                       4.19              4.17              4.13
                  56                   4.28                       4.25              4.22              4.18
                  57                   4.34                       4.32              4.28              4.23
                  58                   4.41                       4.38              4.34              4.28
                  59                   4.48                       4.45              4.41              4.34
                  60                   4.56                       4.52              4.47              4.40
                  61                   4.64                       4.60              4.55              4.46
                  62                   4.73                       4.68              4.62              4.52
                  63                   4.82                       4.77              4.70              4.59
                  64                   4.92                       4.86              4.78              4.66
                  65                   5.03                       4.96              4.86              4.72
                  66                   5.14                       5.06              4.95              4.79
                  67                   5.26                       5.17              5.04              4.86
                  68                   5.39                       5.28              5.14              4.93
                  69                   5.52                       5.40              5.24              5.01
                  70                   5.67                       5.52              5.34              5.07
                  71                   5.82                       5.66              5.44              5.14
                  72                   5.99                       5.80              5.55              5.21
                  73                   6.17                       5.95              5.66              5.27
                  74                   6.36                       6.10              5.77              5.34
                  75                   6.57                       6.27              5.88              5.40
                  76                   6.80                       6.44              6.00              5.45
                  77                   7.04                       6.61              6.11              5.50
                  78                   7.31                       6.80              6.21              5.54
                  79                   7.60                       6.99              6.32              5.58
                  80                   7.91                       7.18              6.42              5.62
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table II, is the 1983a Annuity Mortality Table for females, without projection, set back 5 years, with an interest rate of 3.5% per annum.




TCG-329-100
Page 19
Page 15




                              APPENDIX (CONTINUED)

                    TABLES OF GUARANTEED ANNUITY RATES UNDER
                          FIXED ANNUITY PAYMENT OPTION

                            TABLE III - UNISEX RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   3.69                       3.69              3.68              3.66
                  41                   3.73                       3.72              3.71              3.70
                  42                   3.76                       3.76              3.75              3.73
                  43                   3.80                       3.79              3.78              3.76
                  44                   3.84                       3.83              3.82              3.80
                  45                   3.88                       3.87              3.86              3.83
                  46                   3.93                       3.92              3.90              3.87
                  47                   3.97                       3.96              3.94              3.91
                  48                   4.02                       4.01              3.98              3.95
                  49                   4.07                       4.06              4.03              4.00
                  50                   4.13                       4.11              4.08              4.04
                  51                   4.18                       4.16              4.13              4.08
                  52                   4.24                       4.22              4.18              4.13
                  53                   4.30                       4.27              4.24              4.18
                  54                   4.37                       4.33              4.29              4.23
                  55                   4.44                       4.40              4.35              4.28
                  56                   4.51                       4.47              4.42              4.34
                  57                   4.59                       4.54              4.48              4.40
                  58                   4.66                       4.61              4.55              4.45
                  59                   4.75                       4.69              4.62              4.51
                  60                   4.84                       4.77              4.69              4.57
                  61                   4.93                       4.86              4.77              4.64
                  62                   5.03                       4.95              4.85              4.70
                  63                   5.14                       5.05              4.93              4.76
                  64                   5.25                       5.15              5.02              4.83
                  65                   5.37                       5.26              5.11              4.89
                  66                   5.50                       5.37              5.20              4.96
                  67                   5.64                       5.49              5.29              5.03
                  68                   5.79                       5.61              5.39              5.09
                  69                   5.95                       5.75              5.49              5.15
                  70                   6.12                       5.88              5.59              5.22
                  71                   6.31                       6.03              5.69              5.28
                  72                   6.50                       6.18              5.80              5.34
                  73                   6.71                       6.33              5.90              5.39
                  74                   6.93                       6.49              6.01              5.44
                  75                   7.17                       6.66              6.11              5.49
                  76                   7.43                       6.84              6.21              5.53
                  77                   7.71                       7.01              6.31              5.57
                  78                   8.01                       7.19              6.40              5.61
                  79                   8.33                       7.37              6.49              5.63
                  80                   8.67                       7.56              6.57              5.66
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table III, is the 1983a Annuity Mortality Table, without projection, blended 60% males and 40% females, set back 5 years, with an interest rate of 3.5% per annum.




TCG-329-100
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                              APPENDIX (CONTINUED)

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION

                              TABLE IV - MALE RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   4.08                       4.07              4.06              4.04
                  41                   4.12                       4.11              4.09              4.07
                  42                   4.16                       4.15              4.13              4.11
                  43                   4.20                       4.18              4.17              4.14
                  44                   4.24                       4.23              4.21              4.18
                  45                   4.29                       4.27              4.25              4.21
                  46                   4.33                       4.32              4.29              4.25
                  47                   4.38                       4.36              4.33              4.29
                  48                   4.44                       4.41              4.38              4.33
                  49                   4.49                       4.46              4.43              4.38
                  50                   4.55                       4.52              4.48              4.42
                  51                   4.61                       4.57              4.53              4.47
                  52                   4.67                       4.63              4.59              4.52
                  53                   4.74                       4.69              4.64              4.57
                  54                   4.81                       4.76              4.70              4.62
                  55                   4.88                       4.83              4.76              4.67
                  56                   4.96                       4.90              4.83              4.73
                  57                   5.04                       4.97              4.89              4.78
                  58                   5.13                       5.05              4.96              4.84
                  59                   5.22                       5.13              5.04              4.90
                  60                   5.31                       5.22              5.11              4.96
                  61                   5.42                       5.31              5.19              5.02
                  62                   5.52                       5.41              5.27              5.08
                  63                   5.64                       5.51              5.36              5.14
                  64                   5.76                       5.62              5.44              5.20
                  65                   5.90                       5.73              5.53              5.27
                  66                   6.04                       5.85              5.62              5.33
                  67                   6.19                       5.98              5.72              5.39
                  68                   6.36                       6.11              5.82              5.45
                  69                   6.53                       6.25              5.91              5.51
                  70                   6.72                       6.39              6.01              5.56
                  71                   6.92                       6.54              6.11              5.61
                  72                   7.14                       6.69              6.21              5.67
                  73                   7.37                       6.85              6.31              5.71
                  74                   7.62                       7.01              6.40              5.75
                  75                   7.88                       7.18              6.49              5.79
                  76                   8.16                       7.35              6.58              5.83
                  77                   8.46                       7.52              6.67              5.86
                  78                   8.79                       7.70              6.75              5.89
                  79                   9.13                       7.87              6.83              5.91
                  80                   9.51                       8.05              6.90              5.93
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table IV, is the 1983a Annuity Mortality Table for males, without projection, set back 5 years, with an assumed interest rate of 4% per annum.




TCG-329-100
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                              APPENDIX (CONTINUED)

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION

                             TABLE V - FEMALE RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   3.90                       3.90              3.89              3.88
                  41                   3.93                       3.92              3.92              3.91
                  42                   3.96                       3.95              3.95              3.94
                  43                   3.99                       3.98              3.97              3.96
                  44                   4.02                       4.01              4.01              3.99
                  45                   4.06                       4.05              4.04              4.02
                  46                   4.09                       4.08              4.07              4.06
                  47                   4.13                       4.12              4.11              4.09
                  48                   4.17                       4.16              4.15              4.13
                  49                   4.21                       4.20              4.19              4.16
                  50                   4.26                       4.24              4.23              4.20
                  51                   4.30                       4.29              4.27              4.24
                  52                   4.35                       4.34              4.32              4.28
                  53                   4.40                       4.39              4.36              4.33
                  54                   4.46                       4.44              4.41              4.37
                  55                   4.52                       4.49              4.46              4.42
                  56                   4.58                       4.55              4.52              4.47
                  57                   4.64                       4.61              4.58              4.52
                  58                   4.71                       4.68              4.64              4.57
                  59                   4.78                       4.75              4.70              4.63
                  60                   4.86                       4.82              4.77              4.69
                  61                   4.94                       4.89              4.84              4.75
                  62                   5.03                       4.98              4.91              4.81
                  63                   5.12                       5.06              4.98              4.87
                  64                   5.22                       5.15              5.06              4.94
                  65                   5.32                       5.24              5.14              5.00
                  66                   5.43                       5.34              5.23              5.07
                  67                   5.55                       5.45              5.32              5.14
                  68                   5.68                       5.56              5.41              5.21
                  69                   5.81                       5.68              5.51              5.27
                  70                   5.96                       5.80              5.61              5.34
                  71                   6.11                       5.93              5.71              5.41
                  72                   6.28                       6.08              5.82              5.48
                  73                   6.46                       6.22              5.93              5.54
                  74                   6.65                       6.37              6.04              5.60
                  75                   6.86                       6.54              6.15              5.66
                  76                   7.09                       6.71              6.25              5.71
                  77                   7.33                       6.88              6.37              5.76
                  78                   7.60                       7.07              6.47              5.80
                  79                   7.89                       7.25              6.57              5.84
                  80                   8.20                       7.45              6.67              5.88
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table V, is the 1983a Annuity Mortality Table for females, without projection, set back 5 years, with an assumed interest rate of 4% per annum.




TCG-329-100
Page 22
Page 15




                              APPENDIX (CONTINUED)

                          TABLES OF ANNUITY RATES UNDER
                         VARIABLE ANNUITY PAYMENT OPTION

                             TABLE VI - UNISEX RATES

                                      LIFE                      LIFE ANNUITY WITH PERIOD CERTAIN
                  AGE               ANNUITY                   120 MONTHS        180 MONTHS       240
              MONTHS
-----------------------------------------------------------------------------------------------------
                  40                   4.01                       4.00              4.00              3.98
                  41                   4.05                       4.04              4.03              4.01
                  42                   4.08                       4.07              4.06              4.04
                  43                   4.12                       4.11              4.09              4.07
                  44                   4.16                       4.14              4.13              4.11
                  45                   4.20                       4.18              4.17              4.14
                  46                   4.24                       4.22              4.21              4.18
                  47                   4.28                       4.27              4.25              4.22
                  48                   4.33                       4.31              4.29              4.26
                  49                   4.38                       4.36              4.33              4.30
                  50                   4.43                       4.41              4.38              4.34
                  51                   4.49                       4.46              4.43              4.38
                  52                   4.55                       4.52              4.48              4.43
                  53                   4.61                       4.57              4.54              4.48
                  54                   4.67                       4.64              4.59              4.53
                  55                   4.74                       4.70              4.65              4.58
                  56                   4.81                       4.76              4.71              4.63
                  57                   4.89                       4.83              4.77              4.68
                  58                   4.96                       4.91              4.84              4.74
                  59                   5.05                       4.99              4.91              4.80
                  60                   5.14                       5.07              4.98              4.86
                  61                   5.23                       5.15              5.05              4.92
                  62                   5.33                       5.24              5.13              4.98
                  63                   5.43                       5.34              5.21              5.04
                  64                   5.55                       5.44              5.30              5.10
                  65                   5.67                       5.54              5.39              5.17
                  66                   5.80                       5.66              5.48              5.23
                  67                   5.94                       5.77              5.57              5.30
                  68                   6.09                       5.90              5.67              5.36
                  69                   6.25                       6.03              5.76              5.42
                  70                   6.42                       6.16              5.86              5.48
                  71                   6.60                       6.31              5.96              5.54
                  72                   6.79                       6.46              6.06              5.60
                  73                   7.00                       6.61              6.17              5.65
                  74                   7.23                       6.77              6.27              5.70
                  75                   7.47                       6.93              6.37              5.75
                  76                   7.73                       7.10              6.46              5.79
                  77                   8.01                       7.28              6.56              5.82
                  78                   8.31                       7.46              6.65              5.86
                  79                   8.63                       7.64              6.73              5.89
                  80                   8.98                       7.82              6.82              5.91
-----------------------------------------------------------------------------------------------------

BASIS OF COMPUTATION - The actuarial basis for the annuity rates contained in this Table VI, is the 1983a Annuity Mortality Table, without projection, blended 60% males and 40% females, set back 5 years, with an assumed interest rate of 4% per annum.





TCG-329-100
Page 23
Page 15




















                  VARIABLE AND FIXED DOLLAR SETTLEMENT OPTIONS
                          SEPARATE ACCOUNT INVESTMENTS
                     NON-PARTICIPATING - NO ANNUAL DIVIDENDS





                                  Home Office:
                               401 N. Tryon Street
                         Charlotte, NC 28202 TCG-329-100
                                 A Stock Company

GUARANTEED MINIMUM INCOME BENEFIT RIDER

ABOUT THIS RIDER

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY has issued this rider as a part of the certificate to which it is attached.

This rider amends the certificate to establish a guaranteed minimum annuitization value that will provide a Guaranteed Minimum Income Benefit regardless of the performance of the separate account portfolios. This rider will remain in effect until the owner's or joint owner's death, this certificate is annuitized or surrendered. Once elected, the owner may not terminate this rider at any time.

 Guaranteed Minimum Income Benefit payments must begin on or before the rider anniversary following the annuitant's 95th birthday (earlier if required by state law). Your election to begin receiving the Guaranteed Minimum Income Benefit must be made within 30 days following the seventh rider anniversary or 30 days following any subsequent rider anniversary after this rider is issued. If you make an election at any other time, you will not receive the Guaranteed Minimum Income Benefit.

-------------------------------------------------------------------------------

GUARANTEED MINIMUM INCOME BENEFIT
In the event of joint owners, any reference to age is to the age of the older owner.

Prior to the certificate anniversary on which you or the joint owner's age is 95, the amount of the guaranteed minimum annuitization value is the greater of
(A) and (B) where:

(A)      is the account value.

(B)      is the benefit base.

The benefit base on the certificate date is equal to the portion of the initial purchase payment allocated to the variable sub-accounts other than any money market account. Thereafter, the benefit base will be such amount, plus additional purchase payments so allocated, plus interest credited each day through the annuitant's (or younger joint annuitant's) 75th birthday, less the sum of all withdrawals taken, adjusted as described in the Withdrawals provision up to the rider anniversary before either you or the joint owner reaches age 95, and any applicable premium tax charges. Interest will be credited at the rate shown on the certificate Information Page.

After the certificate anniversary on which the owner or the joint owner reaches age 95, the Guaranteed Minimum Income Benefit is the account value.

EXERCISING THIS OPTION
Your election to begin receiving the Guaranteed Minimum Income Benefit must be made within 30 days following the seventh rider anniversary or 30 days following any subsequent rider anniversary after this rider is issued.

The Guaranteed Minimum Income Benefit will be paid as a Life with 10-Year Period Certain annuity. However, if the owner(s) projected life expectancy is less than 10 years, then the settlement option available is Life and a Period Certain equal to the owner(s)' projected life expectancy. The actuarial basis for the annuity rates under this option is the 1983 IAM Table, project scale G, with an interest rate of 3% per year, for males, females or unisex, as appropriate. The annuity purchase rates under this benefit may be different from those of the base certificate. Exercise of this option shall be subject to the certificate's requirements regarding the election of a life with period certain settlement option.
                                     Page 1

WITHDRAWALS
Upon any withdrawal, the amount of the Guaranteed Minimum Income Benefit will be reduced. The amount of that reduction will depend upon whether the account value is more or less than the Guaranteed Minimum Income Benefit on the date of withdrawal.

If the account value is equal to or more than the Guaranteed Minimum Income Benefit, the Guaranteed Minimum Income Benefit will be reduced by the amount of the withdrawal.

If the account value is less than the Guaranteed Minimum Income Benefit, the Guaranteed Minimum Income Benefit will be reduced proportionately to the reduction in the account value.

GUARANTEED MINIMUM INCOME BENEFIT FEE
The Guaranteed Minimum Income Benefit fee is an annual fee for the benefit provided under this rider and is shown on the certificate Information Page. The fee is equal to the annual fee for this benefit shown on the certificate's Information Page. The annual fee is a percentage of the variable accumulated value (except the money market sub-account value).



The fee will be included in the daily unit value calculations.

Signed for the Company at Charlotte, North Carolina, to be effective on the certificate effective date.

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                    Nooruddin S. Veerjee
                         PRESIDENT

                      James W. Dederer
               GENERAL COUNSEL AND SECRETARY










TCE-147-100

Tax Sheltered Annuity
Endorsement
(Code Section 403(b))

SPECIAL NOTICE - Please read this endorsement carefully. It contains important information which can affect the tax status of your Tax Sheltered Annuity (TSA). If you do not comply with the provisions of this endorsement, you may be subject to adverse tax consequences. As with all tax matters, you should consult a tax adviser to assess the impact of your failure to comply with these provisions.


About this endorsement

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (we) has issued this endorsement as part of the annuity certificate to which it is attached.

The  annuity  certificate  is issued to you as part of a Tax  Sheltered  Annuity
(TSA).  As a TSA,  the annuity  certificate  is  intended to qualify  under Code
Section 403(b) and all provisions of the annuity certificate will be interpreted to ensure and maintain such qualification, despite any other provisions to the contrary. The annuity certificate is for the exclusive benefit of you and your beneficiary. Your rights and entire interest in the annuity certificate are nonforfeitable.

Some of the provisions of this endorsement will be different than described in the annuity certificate. The specific differences in your TSA are described below.

DEFINITION OF TERMS
For purposes of this endorsement, the following definitions apply:

         DIRECT ROLLOVER is a distribution made directly to an eligible retirement plan of all or a portion of the net annuity value.

         DISABILITY is currently defined in Code Section 72(m)(7) as your inability to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to be of long-continued and indefinite duration, or which will result in your death.

         ELIGIBLE ROLLOVER DISTRIBUTION is any distribution to you or your surviving spouse (or if you are divorced, your former spouse as an alternate payee under a QDRO) of all or any portion of the net annuity value. An eligible rollover distribution does NOT include any distribution:

     (a) that is a minimum required distribution under Code Section 401(a)(9); or

     (b) that is not included in your gross in-come; or

     (c) that is one of a series of substantially equal periodic payments over your life (or life expectancy ) or the joint lives (or joint life expectancies) of you and the beneficiary or for a period of 10 years or more.

         ERISA is the Employee Retirement Income Security Act of 1974, as amended.

         FINANCIAL HARDSHIP is currently defined in Code Section 403(b)(11) as an immediate and heavy financial need for which funds are not readily available from any other resource. Any withdrawal based on financial hardship cannot exceed the amount required to meet the immediate financial need.

         NET  ANNUITY  VALUE  is  the  certificate   annuity  value,   LESS  any
     outstanding loans, plus interest on such loans; AND LESS any applicable contingent deferred sales load.

         PLAN is an employee pension benefit plan as defined under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

                               TCE-146-198 Page 1

         QUALIFIED DOMESTIC RELATIONS ORDER (QDRO) is a domestic relations order described in Code Section 414(p) that creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to you under this annuity certificate. A domestic relations order is a judgment, decree, or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including a community property law) that relates to the provision of child support, alimony payments, or marital property rights of an alternate payee.

         REQUIRED BEGINNING DATE is April 1 of the calendar year following the later of:

     (a) the calendar year in which you attain age 70 1/2; or

     (b) the calendar year in which you retire.

     However, your required beginning date will be April 1 of the calendar year following the calendar year in which you attain age 70 1/2 if you:

     (a) are a 5% owner (as defined in Code Section 416) of an organization described in Code Section 403(b)(1)(A) with respect to the plan year ending in the calendar year in which you attain age 70 1/2; and

     (b) are not a participant in a governmental plan or a church plan (as defined in Code Section 401(a)(9)(C)).

OWNER
Your ownership rights are affected as follows:

         You must be the annuitant.

         Joint ownership is not allowed.

         You cannot pledge or assign any interest in this annuity certificate to another person, except as permitted by law, such as in the case of a QDRO.

CONTRIBUTIONS
We will accept premiums to the annuity certificate if they represent amounts:

         Directly rolled over or transferred from another Code Section 403(b)(1) TSA certificate or from a Code Section 403(b)(7) custodial account in conformance with Code Section 403(b)(8) or any other rule or regulation issued under the Code; or

         Transferred pursuant to Revenue Ruling 90-24, 1990-1 C.B. 97.

The premiums paid to the annuity certificate represent contributions made to the plan by your employer on your behalf as a result of an elective salary deferral arrangement. No premiums will be accepted if they represent employer contributions that are subject to the requirements of Title I of ERISA.

RESTRICTIONS ON WITHDRAWALS
You may NOT withdraw any part of the annuity value made pursuant to an elective salary deferral arrangement after December 31, 1988, and the earnings on such contributions and amounts held on December 31, 1988, unless you:

         Are at least age 59 1/2;

         Become disabled;

         Separate from employment with your employer; or

         Incur a financial hardship. A withdrawal to meet a financial hardship may not include any earnings attributable to your elective deferrals.

These restrictions will NOT apply if the withdrawal is:

         For payment to an alternate payee under a QDRO; or

         Made in order to make a direct transfer to another Code Section 403(b) TSA as provided in Revenue Ruling 90-24, 1990-1 C.B. 97.

Your employer or your employer's TSA plan administrator, if any, will determine whether a domestic relations order is a QDRO, and will tell us whether or not to comply with the order. If your employer or the TSA administrator asks us to make this determination, we will do so. We will provide your employer, the TSA administrator and/or you with information about the value and form of the benefits available under such an order.

                               TCE-146-198 Page 2

LOANS
If the plan allows for loans to be made, you may borrow against the annuity value at any time before the annuity date if you send us a written request and any other documents we require in order to process the loan. We reserve the right to delay making a loan for up to six months from the date we receive your request.

AMOUNTS AND CONDITIONS. Your annuity value will be collateral for the loan. The aggregate amount borrowed from all employer-sponsored plans, including this annuity certificate, may not exceed the lesser of:

          $10,000 or one half of the amount available for withdrawal, whichever is greater; or

         $50,000 reduced by the excess (if any) of your highest outstanding loan balance during the preceding 12 month period, over your outstanding loan balance on the date the loan is made.

We will not allow a loan for an amount:

         Less than $1,000; or

         That would reduce the remaining net annuity value to less than the minimum annuity value required after withdrawal shown on the annuity certificate's Information Page.

INTEREST. The portion of the annuity value against which you have borrowed will earn an effective annual interest rate of 3.0% credited daily. Interest on each loan will be charged at the effective annual interest rate of 6.0%.

TERMS AND REPAYMENT. You must generally repay each loan within five years from the date it is made. However, if the loan is used to acquire a dwelling unit that you will use as your principle residence within a reasonable period of time, you must repay the loan within thirty (30) years from the date it is made.

Payments are due on the date specified in the loan documents. Each payment we receive will be applied to interest first, then to principal. The portion of each payment applied to principal will reduce the outstanding loan balance and will be transferred back to the annuity value.



Repayment (of principal and interest) must be made in substantially equal installments, not less frequently than quarterly. You must clearly mark a payment as a loan repayment, or we will credit the amount as a premium payment. You may repay a loan at any time subject to these restrictions.

DEFAULT. If you fail to repay the loan according to the terms of the loan documents that you signed, we will consider the loan to be in default.

In order to correct the default, we must receive the missed payments before the last day of the calendar quarter following the quarter in which the payment was missed. If you do not correct the default by the last day of the next calendar quarter, you must include the outstanding loan amount, including interest, in your gross income for the year of the default. The loan remains an outstanding debt which must be fully repaid, unless one of the events described in the RESTRICTIONS ON WITHDRAWALS section occurs allowing the loan to be distributed.

Until you repay a defaulted loan, such loan will be considered outstanding for purposes of calculating the maximum allowed amount of any subsequent loan.

PARTIAL WITHDRAWALS. You may make a partial withdrawal from the annuity certificate while a loan is outstanding. Any partial withdrawal is subject to the RESTRICTIONS ON WITHDRAWALS section, the applicable withdrawal provisions of the annuity certificate and may not:

         Exceed 50% of the remaining net annuity value; and

         Reduce the net annuity value to an amount less than the outstanding loan balance plus the minimum annuity value required after withdrawal shown on the annuity certificate's Information Page.

We will waive the above restrictions if the partial withdrawal is required to satisfy minimum distribution requirements.

                               TCE-146-198 Page 3

TOTAL WITHDRAWAL. If you request a total withdrawal while a loan is outstanding, we will treat the loan as in default. Any total withdrawal is subject to the RESTRICTIONS ON WITHDRAWALS section. The value used to determine the total withdrawal value will be:

         The net annuity value on the date of the total withdrawal; LESS

         Any applicable withdrawal charge.

ANNUITIZATION. If you elect to begin receiving payments under a settlement option while a loan is outstanding, we will treat the loan as in default. The value used to provide settlement option payments will be:

         The net annuity value on the date of the total withdrawal; less

         Any applicable withdrawal charge.

DEATH. If you die before the annuity date and while a loan is outstanding, we will treat the loan as in default as of your date of death. The amount used to determine the death benefit payable will be the net annuity value.

TERMINATION. Subject to applicable provisions of the Code, the annuity certificate will end on the date that any loan and unpaid interest reduce the amount available for withdrawal to less than the minimum annuity value required after withdrawal shown on the annuity certificate's Information Page. Termination will become effective 31 days after we mail notice to you at your last known address.

REQUIRED MINIMUM DISTRIBUTION
Federal law requires that you begin receiving distributions from any or all of your TSAs by the required beginning date. If you begin receiving settlement option payments before the required beginning date, then the annuity date of such settlement option payments will be treated as the required beginning date for purposes of the DEATH PROVISIONS below.

You may take required minimum distributions from any TSA you currently maintain, as long as:

         Distributions begin when required;

         Distributions are made at least once per year; and

         The amount to be distributed each year is not less than the minimum required under current federal law.

The required minimum distribution payments from the annuity certificate are considered partial withdrawals unless they are made under a settlement option. The amount of each withdrawal during any calendar year must meet federal TSA requirements and be in equal or substantially equal amounts over:

         Your life or over the joint lives of you and the beneficiary; or

         A period not extending beyond your life expectancy or the joint life expectancies of you and the beneficiary.

Required minimum distribution payments will be made annually and the amount will not increase or will increase only as allowed under federal tax law. A contingent deferred sales load may apply to any required minimum distributions made under the annuity certificate. We reserve the right to waive any applicable early withdrawal charge.

LIFE EXPECTANCY
Life expectancy is:

         Your remaining life;

         The remaining joint life expectancy of both you and the beneficiary; or

         The remaining life expectancy of the beneficiary.

Your life expectancy or the joint life expectancy of both you and the beneficiary are calculated by use of the return multiples in Tables V and VI of Income Tax Regulation Section 1.72-9. Before required minimum distributions begin, you may choose to have your life expectancy determined under the age recalculation, or no age recalculation method as determined under federal law. If you do not make an election before the required beginning date, your life expectancy will be recalculated annually. After your election is made, it may not be changed and will apply to all subsequent years in which required minimum distributions are made.

                               TCE-146-198 Page 4

If you die before the required beginning date and the beneficiary is your surviving spouse, then he or she may also choose to have his or her life expectancy determined under the age recalculation or no age recalculation method. Once your spouse makes an election, such election may not be changed and will apply to all subsequent years. If your spouse does not make an election by the time distributions are scheduled to begin under the DEATH PROVISIONS, your spouse's life expectancy will be recalculated annually for all years and may not be changed.

In all cases, if the beneficiary is not your surviving spouse, his or her life expectancy may not be recalculated and will be determined using his or her attained age on the date settlement option payments or any other distribution is scheduled to begin. Payments for subsequent years will be based on the beneficiary's life expectancy reduced by one year for each calendar year which has elapsed since the calendar year in which the life expectancy of the non-spouse beneficiary was first calculated.

AUTOMATIC PAYOUT OPTION (APO)
Before the annuity date, you may elect to have us calculate and annually distribute required minimum distribution amounts from the annuity certificate if you meet the following requirements:

          You reach your required beginning date in the year the first APO payment is to be made;

         The annuity certificate is at least one year old;

          You are not receiving distributions under any other periodic payment option;

         You  elect  one  of  the  methods  of  calculating   minimum   required
distributions that we offer.

Distributions under this option must begin no earlier than January 1 of the year in which you reach your required beginning date. Your election of APO must be in a form and manner we prescribe. We must receive your election at least 30 days before the payments are to begin.
We will automatically postpone your annuity date one year for each year you receive APO payments up to your 90th birthday.

If you decide you do not want us to delay the annuity date, please contact us.

We will automatically cancel this option if:

         You make more than one change in beneficiaries, unless the changes are made due to death, divorce or marriage;

         You begin receiving settlement option payments;

         A withdrawal (whether partial or an APO payment) reduces the net annuity value to less than the minimum value shown on the annuity certificate's Information Page.

          If this happens, we reserve the right to pay you the net withdrawal value and cancel the annuity certificate; or

         You die.

After this option is canceled for any reason, you may not reelect it. An early withdrawal charge may be levied on APO payments made under the annuity certificate. We reserve the right to waive any applicable early withdrawal charge.

DEATH PROVISIONS
If you die before the required beginning date, the entire death benefit must:

         Be completely distributed no later than December 31 of the fifth year following the year you died; or

         Begin to be distributed in the form of settlement option payments, as described below.

The following options are available to the beneficiary as soon as we receive proof of your death.

         If the beneficiary is your surviving spouse, he or she must elect to begin receiving settlement option payments no later than the earliest of:
     (1) December 31 of the year following the year you died; or (2) December 31 of the year following the year in which you would have reached the required beginning date if you had not died.

                               TCE-146-198 Page 5

         If the beneficiary is not your surviving spouse, he or she must elect to begin receiving settlement option payments no later than December 31 of the year following the year in which you died.

If you die after the required beginning date, we will continue to distribute the remaining death benefit at least as rapidly as under the settlement option in effect on the date of your death.

LIMITATION OF PAYMENT
If the net annuity value at the time settlement option payments begin is $5,000 or less, we may pay the net annuity value in a cash payment, regardless of the settlement option you or any other payee chooses. Such cash payment will be in full settlement of our liability under the annuity certificate to the payee for the benefit.






PAYMENTS TO MINORS
If you die, any amount paid to your child will be treated as if it had been paid to your surviving spouse if the remainder of the value of the annuity certificate becomes payable to the surviving spouse when the child reaches the age of majority.

Signed for the Company at Charlotte, North Carolina to be effective on the annuity certificate effective date.

                 TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                              Nooruddin S. Veerjee
                                    PRESIDENT

                                James W. Dederer
                          GENERAL COUNSEL AND SECRETARY





                               TCE-146-198 Page 6